THIS TECHNOLOGY LICENCE AGREEMENT (the "Agreement") is made the 8th day of June 2008.

Between:

(1) **David Bychkov, founder and inventor of the BT2 technology,** an individual whose address is at 7432 Emerald Drive, Manassas Virginia (hereinafter called "the Licensor") of the first part;

And

(2) **BT2 International, Inc.,** a company incorporated in Nevada whose registered office is at Suite 2067, 1117 Desert Lane, Las Vegas NV 89102-0000 (hereinafter called "the Licensee") of the second part.

WHEREAS:

A. The Licensor has developed and is the sole and exclusive owner of the Intellectual Property Rights in the Technology (as these terms are defined herein).

A. The Licensee wishes to obtain a licence to use the Technology for the purpose of fabricating and manufacturing products from the Patents pending and marketing and distributing products from the Patents pending in the Territories.

A. The Licensor is prepared to grant to the Licensee, an exclusive, transferable and non-revocable right and licence to the Technology within the Territory, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the receipt and sufficiency are acknowledged, the parties hereby agree as follows:

1. DEFINITIONS

"Confidential Information" Means all information (whether in print, oral, magnetic, optical or electronic form) which is expressly marked as confidential or which is manifestly of a confidential nature or which is confirmed in writing to be confidential within thirty (30) day of its disclosure. It shall include, but shall not be limited to, all information of the Licensor which relates to:

(a) the subject matter of this Agreement;
(b) the content of the Technology, including all directions, instructions, manuals, drawings and/or